EXHIBIT 99.1

PRESS RELEASE

ESCALADE REPORTS $0.12 EARNINGS PER SHARE IN Q2

Evansville, IN (August 8, 2011) Escalade, Incorporated (NASDAQ: ESCA) announced that revenues for the second quarter of 2011 were up 14% over the same quarter last year. Year to date revenues were up 13% over the same period last year. After additional investment in new product development and marketing, the Company generated net income for the quarter of $1.5 million or $0.12 per share compared to net income of $1.9 million or $0.15 per share for the same period last year. For the first half of 2011, net income is $2.7 million or $0.21 per share, while the first half of 2010 also showed net income of $2.7 million or $0.21 per share.

Revenues from the Sporting Goods business were up 16% for the quarter and 15% for the first half of 2011 compared with the same periods prior year. Sales increases are largely a result of new product distribution and increases in customer demand for the Company’s products. Management believes improved sales in the Sporting Goods segment will continue through the remainder of the year.

Compared to last year, revenues from the Information Security and Print Finishing business were up 9.3% and 8.4% for the second quarter and first half of 2011, respectively. Excluding the effects of changes in the currency exchange rates, revenues were up 3.5% and 5.4%, for the second quarter and first half of 2011, respectively. A portion of the increase in the first quarter was the result of one-time shipments in North America which were not repeated in the second quarter. Economic pressures in parts of Europe and a slowing in the office channel in North America will continue to present challenges; however, the Company anticipates improvement in sales over last year.

The overall gross margin ratios for the second quarter and first half of 2011 were 31.4% and 33.3%, respectively, compared to 33.3% and 33.6%, respectively, for same periods last year. Management expects gross margins for the remainder of 2011 to be fairly flat with prior year.

Compared to the same periods last year, consolidated selling, general and administrative (“SG&A”) costs increased 19.0% in the second quarter and 16.1% in the first half of 2011. The Company continues to reinvest in product development and marketing efforts.

“Robust sales growth of 14% reflects the momentum we are building in the Sporting Goods and Information Security and Print Finishing business segments. Expanded product placement in key categories during the second quarter accelerated our baseline growth,” stated Robert J. Keller, President and Chief Executive Officer of Escalade, Inc. ”We continue to make substantial investments in product innovation and brand marketing to enhance our platform for long term sales and earnings growth. To mitigate the challenges of an uncertain economy and rising input costs, we remain vigilant expense managers in all aspects of our business.”

Escalade is a leading manufacturer and marketer of sporting goods and information security and print finishing products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Deborah Meinert, Vice President and CFO at 812/467-4449.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade’s ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade’s ability to control costs, general economic conditions, fluctuation in operating results, changes in foreign currency exchange rates, changes in the securities market, Escalade’s ability to obtain financing and to maintain compliance with the terms of such financing, and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission. Escalade’s future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

ESCALADE, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, In Thousands Except Per Share Amounts)

	Three Months Ended		Six Months Ended		Twelve Months Ended
	09 July 2011	10 July 2010	09 July 2011	10 July 2010	09 July 2011	10 July 2010

NET SALES	$40,850	$35,737	$68,848	$60,906	$128,598	$116,306

OPERATING EXPENSES
Cost of goods sold	28,043	23,828	45,916	40,444	88,946	81,020
Selling and administrative	9,598	8,068	17,339	14,929	30,113	27,643
Amortization	492	391	809	674	1,423	1,532

OPERATING INCOME	2,717	3,450	4,784	4,859	8,116	6,111

OTHER INCOME (EXPENSE)
Interest expense	(228)	(422)	(412)	(782)	(794)	(1,546)
Other income	513	53	635	311	2,373	2,351

INCOME BEFORE INCOME TAXES	3,002	3,081	5,007	4,388	9,695	6,916

PROVISION FOR INCOME TAXES	1,517	1,219	2,319	1,724	3,612	2,522

NET INCOME	$1,485	$1,862	$2,688	$2,664	$6,083	$4,394

PER SHARE DATA
Basic earnings per share	$0.12	$0.15	$0.21	$0.21	$0.48	$0.35
Diluted earnings per share	$0.11	$0.14	$0.20	$0.20	$0.45	$0.33
Average shares outstanding	12,839	12,711	12,824	12,700	12,793	12,676

CONSOLIDATED CONDENSED BALANCE SHEET

(Unaudited, In Thousands)

	09 July 2011	10 July 2010	25 December 2010
ASSETS
Current assets	$61,733	$53,308	$55,010
Property, plant & equipment – net	19,593	20,042	19,844
Other assets	27,786	25,552	27,302
Goodwill	26,163	25,098	25,397
Total	$135,275	$124,000	$127,553

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$34,732	$32,559	$30,878
Other liabilities	8,155	8,000	9,645
Stockholders’ equity	92,388	83,441	87,030
Total	$135,275	$124,000	$127,553